Exhibit (10)(h)(ii)

Second Amendment to the McDonald’s Corporation

Amended and Restated 2001 Omnibus Stock Ownership Plan

The McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan (the “Plan”), is amended, effective as of February 9, 2011, as set forth below.

Section 8 of the Plan is amended to read in its entirety as follows:

No Award granted hereunder shall be assigned, encumbered, pledged, sold, transferred, or otherwise disposed of other than by will or the laws of descent and distribution; provided however, that a Grantee may designate in writing a beneficiary to exercise or hold, as applicable, his or her Award after such Grantee’s death. In the case of a holder after the Grantee’s death, an Award shall be transferable solely by will or by the laws of descent and distributions.

Except as amended above, the Plan shall remain in full force and effect.